Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BKV CORPORATION

EFFECTIVE AS OF DECEMBER 15, 2020

BKV Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.            The name of this corporation is BKV Corporation, and that this corporation was originally incorporated pursuant to the DGCL on May 1, 2020.

2.            That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows (this “Certificate of Incorporation”):

FIRST: The name of the corporation is BKV Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 380,000,000, consisting of (i) 300,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), and (ii) 80,000,000 shares of Preferred Stock, $10.00 par value per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.            General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, limitations, powers and preferences set forth in this Certificate of Incorporation, any Preferred Stock Designation (as defined below) and the Investor Rights Agreement (as defined below).

2.            Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held of record by such holders on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, this Certificate of Incorporation or pursuant to any Preferred Stock Designation, holders of Common Stock, as such, shall not be entitled to vote on any amendment to (i) the Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation, any Preferred Stock Designation or the DGCL or (ii) the Investor Rights Agreement.

B.	PREFERRED STOCK

1.            General. Subject to the to the terms of the Certificate of Incorporation, any Preferred Stock Designation and the Investor Rights Agreement, shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”) and included in a certificate of designations (any such certificate, and including the Series A Preferred Stock Designation (as defined below), a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

2.            Series A Preferred Stock; Issuance of New Preferred Stock Upon Conversion. 9,900,000 shares of the authorized and unissued Preferred Stock of the Corporation, $10.00 par value per share, are hereby designated “Series A Preferred Stock.” The relative rights, preferences and limitations of such Series A Preferred Stock shall be as set forth in the Certificate of Designations of the Series A Preferred Stock, dated as December 15, 2020 (the “Series A Preferred Stock Designation”). In accordance with the Series A Preferred Stock Designation, the Corporation shall at all times be authorized to issue to the holders of the Series A Preferred Stock and shall reserve for issuance, as a new series of Preferred Stock (the “Series A Conversion Preferred”), the number of shares of Preferred Stock that such holders are entitled to receive upon the exercise of the Holder Conversion Right (as defined in the Series A Preferred Stock Designation), which new series of Preferred Stock shall have the relative rights, preferences and limitations as described in Section 7 of the Series A Preferred Stock Designation.

FIFTH: Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: Subject to any additional vote, consent or approval required by this Certificate of Incorporation, any Preferred Stock Designation, the Investor Rights Agreement or the Bylaws, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

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SEVENTH: To the fullest extent permitted by law and except in the case of fraud or willful misconduct, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval of this seventh paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to, modification of or repeal of this seventh paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: Subject to any additional vote, consent or approval required by the Certificate of Incorporation, any Preferred Stock Designation, the Investor Rights Agreement or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that subject to the foregoing votes, consents or approvals, any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

NINTH: The Corporation shall have the right, subject to any additional vote, consent or approval or express provisions or restrictions contained in the Certificate of Incorporation, any Preferred Stock Designation, the Investor Rights Agreement or the Bylaws, from time to time, to amend, alter or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If any provision or provisions of this tenth paragraph shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this tenth paragraph (including, without limitation, each portion of any sentence of this tenth paragraph containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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ELEVENTH: Notwithstanding anything to the contrary, for so long as the Investor Rights Agreement, dated as of December 15, 2020, by and among the Corporation, OCM BKV Holdings, LLC, a Delaware limited liability company, Banpu North America Corporation, a Delaware corporation and each other person from time to time party thereto (as may be amended from time to time in accordance therewith, the “Investor Rights Agreement”) is in effect, the provisions of the Investor Rights Agreement shall be incorporated by reference into the relevant provisions hereof (including the approvals required by Section 4.04 of the Investor Rights Agreement for the authorization or taking by the Corporation or its subsidiaries of the actions specified therein), and all such provisions hereof shall be interpreted and applied in a manner consistent with the terms of the Investor Rights Agreement.

TWELFTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

THIRTEENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this thirteenth paragraph shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

FOURTEENTH: This Certificate of Incorporation shall be effective as of December 15, 2020.

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3.            That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4.            That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 15th day of December, 2020.

By:	/s/ Christopher Kalnin
Name: Christopher Kalnin
Title: Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation